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                                                                 Exhibit No. 99

THE ALLSTATE CORPORATION
NEWS - FOR IMMEDIATE RELEASE
CONTACT: ALLSTATE MEDIA RELATIONS
(847) 402-5600

          ALLSTATE ANNOUNCES SECOND QUARTER-TO-DATE CATASTROPHE LOSSES

Northbrook, IL - June 15, 2000 - The Allstate Corporation announced today that a series of severe spring storms caused an estimated $340 million in pre-tax catastrophe losses in the first two months of the second quarter. With one month remaining in the quarter, catastrophe losses could exceed the $382 million experienced in the first quarter of 2000.

The estimated losses in April and May would add 6.2 points to the second quarter combined ratio and impact after tax earnings per share by approximately $.30. By comparison, second quarter 1999 catastrophe losses amounted to $276 million pre-tax, adding 5.6 points to the combined ratio and impacting earnings per share by $.22.

"This has been an active storm season in terms of frequency, with no individual storm causing significant damage, says Allstate CEO and Chairman Edward M. Liddy. "We are in the business of taking care of our customers when disaster strikes and severe weather response is one of the best examples of that commitment."

Through the first five months of 2000, estimated catastrophe losses are $720 million. This is more than the catastrophe losses experienced in all of 1997 ($365 million) and is close to surpassing the annual catastrophe losses for 1998 ($780 million) and 1999 ($820 million).

"While this has been an unusual year in terms of the number of storms in the first five months, the weather has not put a damper on the execution of our business strategy, which includes expanding distribution channels and product offerings to our customers," says Liddy.

This press release contains forward-looking statements about Allstate's catastrophe losses and their potential impact on its financial results. Such statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections. Allstate's actual results may differ materially from those projected in the forward-looking statements. Allstate is still receiving and evaluating claims related to the catastrophes that occurred in April and May.

The Allstate Corporation is the nation's largest publicly held personal lines insurance company. Its main business units include Allstate Personal Property and Casualty, which provides insurance for more than 14 million households and has approximately 15,000 agents in the U.S. and Canada, and the Allstate Life Group of Companies, which markets a number of life insurance and savings products under a variety of brands through a number of channels and is currently the nation's 17th largest life insurance business. The corporation also provides personal lines insurance through its Independent Agency Markets comprised of CNA Personal Insurance and Deerbrook Insurance Company.


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